Costas Miranthis Bengal, #6 Pampas Road Smiths FL 05, Bermuda	January 25, 2015

Dear Costas:

This Letter Agreement, together with the attachment hereto (collectively, the “Agreement”), reflects our mutual understanding with respect to your separation from PartnerRe Ltd. and sets forth the payments and benefits that you will be eligible to receive under this Agreement.
1)Parties to the agreement.
PartnerRe Ltd., incorporated and registered in Bermuda with company number 18620, whose registered office is at Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (the “Company” and, together with you, a “Party”)).
Costas Miranthis, of the address set forth above (“you” or “Executive”).
2)    Separation. We hereby accept your resignation with great thanks for your many contributions to the Company to date, including the signing of the transaction involving the Company and Axis Capital Holdings Limited (the “Counterparty”) that we have announced (the “Transaction”). As of this day (the “Signing Date”), you hereby cease serving as the President and Chief Executive Officer of the Company, serving as an officer or director of the Company and all of its subsidiaries and internal bodies (collectively, the “Company Group”) and representing the Company or any member of the Company Group with respect to any external organizations. You agree to formally resign, in writing, from all offices and directorships of the Company Group where such resignations are required in writing. You irrevocably appoint the Company to be your attorney in your name and on your behalf to sign, execute or do any such instrument or thing and generally to use your name in order to give the Company (or its nominee) the full benefit of the provisions of this clause. Your employment with the Company will terminate effective as of the close of business on March 31, 2015 (such date, your “Separation Date”). For the period between the Signing Date and the Separation Date, you will remain a non-executive employee of the Company, based in Bermuda and performing such duties as the board of directors of the Company (the “Board”), the Chairman of the Board of the Company or the Chief Executive Officer (“CEO”) of the Company may reasonably request.

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3)    Payments Through the Separation Date. You will be entitled to (i) continued salary at your current annual base salary rate (less applicable withholdings and deductions) through the Separation Date, paid in accordance with the Company’s payroll practices in the ordinary course; (ii) your annual incentive amount of $2,793,750 in respect of fiscal year 2014, paid in cash when bonuses for 2014 are paid to other senior executives of the Company but in no event later than March 31, 2015; and (iii) employee benefits through the Separation Date at the level and of the type that you and your dependents currently receive.
4)    Other Payments and Benefits. You acknowledge and agree that certain payments and benefits described herein are in excess of the total payments and benefits that you would otherwise be eligible to receive upon your termination of employment, absent this Agreement. Except as specifically set forth in this Agreement, the payments and benefits set forth in this Agreement will not be reduced on account of your subsequent employment by any other person or entity, your relocation from Bermuda or the provision of the applicable payment or benefit by other sources. If you sign and do not revoke a General Release in the form attached hereto as Attachment A (the “General Release”), within the applicable time frame for revocation set forth in the General Release, you will receive the following payments and benefits, subject to the conditions and restrictions described in this Section (4) and the General Release.
a)    We will pay you $16,594,007 in cash in two installments as follows: (i) two-thirds (2/3) will be paid promptly following your execution and non-revocation of a General Release (and no later than 8 days after the last date on which you may revoke this General Release in accordance with its terms, the “First Release”) following the Signing Date (such date, the “First Payment Date”) and (ii) one-third (1/3) will be paid promptly following your execution and non-revocation of a General Release (and no later than 8 days after the last date on which you may revoke this General Release in accordance with its terms, the “Second Release”) following the earlier of (x) if the date of the closing of the Transaction (the “Closing Date”) occurs prior to December 1, 2015, the Closing Date, or (y) if the Closing Date occurs on or after December 1, 2015 or does not occur, December 1, 2015 (such date, in either case, the “Second Payment Date”). We will also make a supplemental contribution of $150,000, in addition to the amount that has been or will be contributed in respect of any period ending on or prior to the Separation Date, into your retirement account under the Company’s Bermuda Non-Registered Pension Plan. This supplemental contribution will be made in cash at the same time, and subject to the same conditions, as the installment payment described in clause (i) of this Section 4(a). Collectively, these amounts are defined as the “Separation Payment” hereafter.
b)    Subject to your executing and not timely revoking the First Release, all share options, share appreciation rights, restricted share units and performance share units held by you on the Separation Date will (to the extent not already fully vested) fully vest (and, in the case of share options and share appreciation rights, become fully exercisable to the extent not already fully exercisable) on the Separation Date. All outstanding share options and share appreciation rights will remain exercisable for the remainder of their original maximum terms, notwithstanding the termination of your employment. Any performance share units previously granted to you for which the performance period has not been completed prior to the Separation Date will be earned, and paid out, as if you had remained employed and the maximum level of performance had been met.

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For the avoidance of doubt, such performance share units will vest in full on the Separation Date, as if the applicable performance period had been completed prior to the Separation Date. For purposes of this Section (4) and Section (5)(a) of this Agreement, the term “vest” shall mean to fully vest, and become fully non-forfeitable, except as otherwise expressly provided in Section (4)(g) or Section (13)(m) of this Agreement.
c)    You and your dependents will continue to be entitled to participate in the Company’s health and welfare plans in which you currently participate, at a cost to you that is no greater than would have been applicable if your employment with the Company had continued, until the end of the 48th month following the Separation Date, or, if sooner, until you become entitled to participate in or receive coverage under health insurance plans of a subsequent employer or you relocate to a jurisdiction where comparable health benefits are provided through government-sponsored programs or entities without charge. If you do not execute the First Release or Second Release, or if you timely revoke either of those releases, this coverage will cease.
d)    You will continue to receive your current housing allowance for 30 months following the Separation Date or, if earlier, until the time at which you (i) relocate out of Bermuda or (ii) your housing is paid for by any third party. You will also (x) continue to receive your current club membership allowance for yourself and your dependents until the first anniversary of the Separation Date, as well as (y) receive a $25,000 allowance for tax advice fees in calendar year 2015 regarding your personal tax situation. If you do not execute the First Release or Second Release, or if you timely revoke either of those releases, these benefits will cease.
e)    The Company shall reimburse you, or pay to your legal advisor, up to an amount agreed upon with the Chairman of the Board for legal fees and expenses reasonably incurred by you in connection with the negotiation and execution of this Agreement (including, for the avoidance of doubt, the General Release). Such reimbursement or payment will be made promptly after (but in no event more than 15 days after) the Company receives an invoice for such fees and expenses, accompanied by reasonable and itemized supporting documentation. If you do not execute the First Release, or if you timely revoke the First Release, this reimbursement or payment will not be made.
f)    The Company will comply with Sections 5(d) and 10 of your Employment Agreement and Sections 7, 11 and 12 of Schedule I of your Employment Agreement, and your entitlements under those Sections will remain unaffected by this Agreement. After the Separation Date, there shall be no restrictions on your rights to sell (or otherwise transfer or dispose of) securities of the Company, other than restrictions imposed by applicable law.
g)    In addition to your execution and non-revocation of the First Release and Second Release, as applicable, your continuing entitlement to the payments and benefits described in this Section (4) is subject to your continuing compliance with the provisions of Sections (10), (11) and (12) of this Agreement; provided that an inadvertent breach of your obligation of confidentiality or non-disparagement that causes no demonstrable damage to the Company other than that of a trivial or insignificant nature will not be considered a breach of such covenants.
h)    You hereby acknowledge that, except as otherwise specifically provided in this Agreement, you will not be entitled to any cash or non-cash consideration or other benefits of any

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kind from the Company, including any payments or benefits to which you may have been entitled under your Employment Agreement, the Company’s Change in Control Policy or any of the Company’s equity compensation plans and related award agreements.
5)    Company Pension Plan and Other Plans and Programs.
a)    The Company acknowledges that your account balance under the Company’s Bermuda Non-Registered Pension Plan is 100% vested and will remain unaffected by this Agreement (except as provided in the last two sentences of Section (4)(a) of this Agreement). Additional information concerning your pension plan benefits will be provided to you under separate cover.
b)    Any other payments or benefits that are vested or that you are otherwise entitled to receive under any plan, policy, agreement, practice or program of the Company or any other member of the Company Group (including expense reimbursements, as well as base salary and benefits accrued through the Separation Date, but not including any cash bonus or equity compensation awards earned with respect to the previous fiscal year) will be paid or provided to you in accordance with such plan, policy, agreement, practice or program; provided that in no event will you be entitled to any payments or benefits under any such plan, policy, agreement, practice or program that would be duplicative of payments or benefits provided under this Agreement. Any amounts or other benefits due under this Section (5)(b) will be paid or provided in accordance with the terms of the applicable plan, policy, agreement, practice or program.
6)    Company Credit Card. You agree to (i) discontinue use of your business credit card not later than the Separation Date and (ii) pay any unpaid, outstanding balance for which the Company is not responsible and which is due on such credit card as soon as reasonably practicable following the Separation Date.
7)    Return of Property. You agree to deliver to the Company by the Separation Date all of the Company’s property, in whatever form, including, without limitation, computers, telephones, documents, data, papers, letters, reports, manuals, computer programs, software and other material, including all copies thereof. Notwithstanding Section 13 of your Employment Agreement, subject to your continuing compliance with the provisions of Sections (10), (11) and (12) of this Agreement (provided that an inadvertent breach of your obligation of confidentiality or non-disparagement that causes no demonstrable damage to the Company other than that of a trivial or insignificant nature will not be considered a breach of such covenants), you are permitted to retain, and use appropriately, your Rolodex (and electronic equivalents) or documents relating to your personal entitlements and obligations.
8)    Indemnification; D&O Insurance.
a)    Your entitlement to indemnification (including, without limitation, payment of expenses) under Section 9 of your Employment Agreement against claims (and threatened or reasonably anticipated claims) that are based in any way on events and conduct prior to the Separation Date will continue, and the provisions of such Section are incorporated by reference in this Agreement. For the avoidance of doubt, the Board will not withhold approval of, or delay, payment of expenses otherwise authorized under that Section 9 and this Section (8)(a). You will also remain entitled to

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indemnification (including, without limitation, payment of expenses) to the maximum extent currently permitted under the Company’s Bye-Laws (it being understood that this provision shall not prohibit or otherwise limit the ability of the Company to amend or otherwise modify its Bye-Laws in accordance with its terms).
b)    The Company shall maintain or purchase a “tail” directors’ and officers’ liability insurance policy, for you, with coverage until the sixth anniversary of the Closing Date and on other terms that provide at least substantially equivalent benefits to you as such policy currently in effect. For the avoidance of doubt, (i) for purposes of the provisions in the transaction agreement governing the Transaction with respect to indemnification and directors’ and officers’ insurance, you shall be a “former director and officer” of the Company and (ii) you shall be accorded no less favorable indemnification and directors’ and officers’ insurance rights and benefits than those accorded to other former directors and officers of the Company.
9)    Claims. You represent that, as of the date on which you signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any claims, demands, actions, suits, grievances, proceedings, complaints or charges of any type, including, but not limited, to those arising out of your employment with the Company against any member of the Company Group or their current or former officers, directors, employees or agents in their capacity as the Company Group’s representatives in any forum, including federal, state or local court or in arbitration, or any administrative proceeding with any federal, state or local administrative agency. You agree that should any administrative agency or third party pursue such claims on your behalf, you waive your right to any monetary or other recovery of any kind.
10)    Restrictive Covenants. In consideration of the payments and benefits that you will receive under Section (4) of this Agreement, you agree to comply with (i) the confidentiality covenant set forth under Section 11 of your Employment Agreement perpetually following the Separation Date and (ii) the non-solicitation covenant set forth under Section 12 of your Employment Agreement until the first anniversary of the Separation Date. The Company agrees that you will not be subject to any other post-termination restrictions (including, without limitation, those enforceable through the loss of benefits to which you might otherwise be entitled, as is provided, e.g., in certain of your equity award documents) other than those contained in Sections 11 and 12 of your Employment Agreement and Sections (11) and (12) of this Agreement, and that it hereby terminates, and will cause its affiliates to terminate, any such restriction.
11)    Non-Competition. You agree that, during the period between the Signing Date and the Second Payment Date (the “Protected Period”), you will not, without the prior written consent of the Board of Directors of the Company, directly or indirectly, and whether as a principal, investor, employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, own, manage, operate, participate in or be employed or engaged by, a Competing Business (as defined below) in Bermuda or in any foreign jurisdiction in which the Company or any of its subsidiaries is then engaged, or at any time during such period becomes or became engaged in a Competing Business; provided, however, that nothing herein will limit your right to (x) own not more than 1% of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange

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Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (y) look for employment or other engagement or (z) enter into any employment or similar agreement; provided that your employment or other engagement does not commence during the Protected Period. For purposes of this Agreement, “Competing Business” means (i) any business or entity that engages in the insurance or reinsurance business in competition with the Company or any member of the Company Group, (ii) any enterprise engaged in any other type of business that competes with the Company or any member of the Company Group in which the Company or any member of the Company Group is also engaged or becomes engaged (or proposes to be engaged) on or prior to the Separation Date or (iii) any business or entity that attempts to interfere in the consummation of the Transaction, including any proposed acquirer of either the Company or the Counterparty.
12)    Non-Disparagement.
a)    Other than in connection with the performance of services with the Company, you agree not to directly or indirectly make any public statements that disparage or denigrate the Company, any member of the Company Group or their respective current or former officers, directors, employees or agents; the Transaction; or the Counterparty, any of its subsidiaries or their respective current executive officers or directors, orally or in writing. The Company agrees that it will instruct its executive officers and directors not to directly or indirectly make any public statements that disparage or denigrate you or your performance as an employee and officer of the Company.
b)    Nothing in this Agreement or elsewhere shall restrict any person or entity from making truthful statements, or disclosing documents and information, when required by order of a court or other body having jurisdiction, or when otherwise required by law, or when requested by a regulatory or prosecutorial body with jurisdiction, or under an agreement entered into in connection with pending or threatened litigation pursuant to which the party receiving such information agrees to keep such information confidential, or in connection with resolving disputes under Section (12) or otherwise.
13)    Warranties and Remedies.
a)    You warrant, undertake and represent that you may potentially have claims against the Company and the members of the Company Group or their officers, directors, employees or agents (the “Executive Alleged Claims”); and you have no claims (i) arising out of or relating to your employment with the Company and the members of the Company Group and your termination therefrom and (ii) with respect to the Company or any member of the Company Group, of any nature whatsoever (other than any claims expressly referred to in Section (13)(d) of this Agreement).
b)    The Executive Alleged Claims are hereby unconditionally and irrevocably waived by you and will not be repeated, referred to or pursued either by you or by anyone else on your behalf.
c)    You accept the Separation Payment and the benefits provided under Sections (4)(c) through (e) of this Agreement in full and final settlement of the Executive Alleged Claims and all other legal claims and rights of action (whether under common law or otherwise) in any jurisdiction

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in the world, howsoever arising (including, but not limited to, breach of contract and wrongful dismissal), which you (or anyone on your behalf) have or may have against the Company and any member of the Company Group, or their officers, directors, employees or agents, arising from or relating to your employment by the Company and the members of the Company Group or your termination therefrom and any other matter concerning the Company and the members of the Company Group and that it would not be just or equitable for you to claim or be awarded any further sums with respect thereto (“Executive Legal Claims”). For the avoidance of doubt, an Executive Legal Claim for the purposes of this Agreement is limited to any claim for or relating to unfair dismissal, breach of contract, wrongful dismissal, statutory redundancy payment, defamation, sex, race, age, sexual orientation or disability discrimination, harassment, discrimination on the grounds of religion or belief, working time breaches, unlawful deduction from wages, unlawful detriment on health and safety grounds, injury on Company or Company Group premises or as a result of your employment with the Company and the members of the Company Group, a protective award or any other statutory or common law employment rights that you (or anyone on your behalf) have or may have.
d)    You acknowledge that this Section (13) is intended to include, without limitation, all Executive Alleged Claims and Executive Legal Claims known or unknown that you have or may have against the Company and the members of the Company Group or their officers, directors, employees or agents through the date of your execution of this Agreement. Notwithstanding anything in this Agreement, the General Release or elsewhere to the contrary, you expressly reserve and do not release (and the definition of Executive Alleged Claim or Executive Legal Claim will not include) (i) your rights to the vested benefits (including to reimbursement of expenses) you may have, if any, under any Company employee benefit plans and programs, (ii) any Executive Alleged Claim or Executive Legal Claim that arises after your execution of this Agreement, (iii) any rights that arise under, or are preserved by, this Agreement and (iv) any Executive Alleged Claim or Executive Legal Claim you may have as a holder of the Company’s securities.
e)    It is a fundamental term of this Agreement that the Separation Payment and the benefits provided under Sections (4)(c) through (e) of this Agreement shall at all times be conditional on you (or anyone on your behalf) complying with Sections (10), (11) and (12) of this Agreement (provided that an inadvertent breach of your obligation of confidentiality or non-disparagement that causes no demonstrable damage to the Company other than that of a trivial or insignificant nature will not be considered a breach of such covenants) and/or refraining from issuing or pursuing any type of employment-related proceedings in respect of the Executive Alleged Claims or any other Executive Legal Claim against the Company or any member of the Company Group or their officers, directors, employees or agents (for the avoidance of doubt, Executive Alleged Claims and Executive Legal Claims shall not include any claims expressly referred to in Section (13)(d) of this Agreement), and whether in an Employment Tribunal, the Supreme Court of Bermuda, the Human Rights Commission, a Magistrates’ Court, any other judicial or quasi-judicial body in Bermuda or any court or tribunal in any jurisdiction in the world.
f)    If you (or anyone on your behalf) subsequently issue or pursue any employment-related proceedings barred under in Section 13(e) in breach of this Agreement, then, subject to any applicable law, the Separation Payment (or any part thereof) paid to you shall be repayable to the

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Company forthwith on demand, and no further payments of the Separation Payment or benefits under Sections 4(c) through (e) of this Agreement shall be provided; the total sum recoverable, subject to any applicable law, is recoverable as a debt, together with all costs (including legal fees and expenses) reasonably incurred by the Company and the members of the Company Group (or by any of their officers, directors, employees or agents, as applicable) in recovering the sum and/or in relation to any proceedings so brought by you.
g)    The repayment provisions of this Section (13) shall be without prejudice to the Company’s right to seek further damages from you in respect of the breach referred to in this Section (13) and any other breach of this Agreement.
h)    The Company (on behalf of itself and the members of the Company Group) warrants, undertakes and represents that they may potentially have claims against you (the “Company Alleged Claims”); and the Company and the members of the Company Group have no claims against you of any nature whatsoever (other than any claims expressly referred to in Section (13)(j) of this Agreement).
i)    The Company Alleged Claims are hereby unconditionally and irrevocably waived by the Company (on behalf of itself and the members of the Company Group) and will not be repeated, referred to or pursued either by the Company, any member of the Company Group or anyone else on their behalf.
j)    The Company (on behalf of itself and the members of the Company Group) acknowledges that this Section (13) is intended to include, without limitation, all Company Alleged Claims known or unknown that it or any member of the Company Group has or may have against you through the date of its execution of this Agreement. Notwithstanding anything in this Agreement, the General Release or elsewhere to the contrary, the Company (on behalf of itself and the members of the Company Group) expressly reserves and does not release (and the definition of Company Alleged Claim will not include) (i) any Company Alleged Claim that arises after its execution of this Agreement, (ii) any rights that arise under, or are preserved by, this Agreement and (iii) any Company Alleged Claim that is based on any willful or criminal misconduct or on gross neglect.
k)    If the Company or any member of the Company Group (or anyone on their behalf) subsequently issues or pursues any Company Alleged Claim (for the avoidance of doubt, Company Alleged Claims shall not include any claims expressly referred to in Section (13)(j) of this Agreement) against you in breach of this Agreement, then, subject to any applicable law, the Company shall indemnify you against all costs (including legal fees and expenses) reasonably incurred by you in relation to any proceedings so brought by the Company or any member of the Company Group (or anyone on its behalf).
l)    Each Party acknowledges to the other that the Company has and you have relied on this Section (13) in deciding to enter into this Agreement.
m)    In the event that you are in breach of a covenant in Section (10), Section (11) or Section (12) of this Agreement, you will no longer be entitled to any remaining payments of the

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Separation Payment or provision of benefits under Section (4)(c) through (e) of this Agreement. For purposes of this Section (13) and the Company’s exercise of its remedy hereunder, an inadvertent breach of your obligation of confidentiality or non-disparagement that causes no demonstrable damage to the Company other than that of a trivial or insignificant nature will not be considered a breach of such covenants. For purposes of this Section (13) and the exercise of your remedy hereunder, an inadvertent breach of the Company’s non-disparagement that causes no demonstrable damage to you other than that of a trivial or insignificant nature will not be considered a breach of such covenant.
n)    Notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to the Company or you as provided herein or otherwise, you and the Company acknowledge and agree that a remedy at law for any breach or threatened breach of any covenant contained in Section (10), Section (11) or Section (12) of this Agreement would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, restraining order or other equitable relief, restraining you from committing or continuing to commit such breach.
o)    It is expressly understood and agreed that if a final determination is made by a court of law that the time limits imposed by Section (10), Section (11) or Section (12) of this Agreement, or any other restriction contained therein, is an unenforceable restriction against you, then the provisions of Section (10), Section (11) or Section (12) of this Agreement will not be rendered void, but, subject to applicable law, will be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in Section (10), Section (11) or Section (12) of this Agreement is unenforceable and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any other provision of this Agreement.
14)    Duty to Cooperate. Upon reasonable request by the Company and at the Company’s sole expense, you agree to cooperate with the Company, any member of the Company Group and their counsel with regard to any past, present or future legal, regulatory, governmental investigation or other proceeding or matter that relates to or arises out of the business that you conducted on behalf of the Company Group, and that the information that you have provided or will provide to the Company, any member of the Company group or their counsel in connection therewith will be truthful.
15)    Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement, or of the General Release, will (except as otherwise expressly provided in this Agreement or the General Release with respect to timely revocation of the General Release or the Company’s failure to timely countersign and deliver the General Release) have no effect upon, and will not impair the validity or enforceability of, any other provision of this Agreement.
16)    Voluntary Agreement; Voluntary General Release.
a)    You acknowledge and agree that (i) you have read and understand each of the provisions of this Agreement, (ii) you are hereby advised to consult with an attorney prior to signing this

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Agreement and (iii) you will sign the First Release and the Second Release as set forth in Section (4) of this Agreement.
b)    This Agreement, which term in this provision does not include the First Release or the Second Release, will become effective on the date on which it is executed by both parties. The First Release and Second Release will become effective on the 8th day following the date on which the applicable General Release is executed by you. If you do not execute the First Release and the Second Release, or if you timely revoke either of them, you will not be eligible to receive the applicable payments and benefits under Section (4) of this Agreement that have not already been paid or provided and that are not already due to be paid or provided.
17)     Governing Law. This Agreement will be governed by the laws of Bermuda (regardless of conflict of laws principles) as to all matters including, without limitation, validity, construction, effect, performance and remedies.
18)     Dispute Resolution. Except as provided in Section (13) of this Agreement, the Company and you agree to arbitrate any controversy or claim arising out of this Agreement or the General Release or otherwise relating to the Executive’s employment by the Company and the members of the Company Group or your termination therefrom to the extent required; provided that the Company or you shall have the right to, and be permitted to, seek and obtain injunctive relief from a court of competent jurisdiction pursuant to Section (13) of this Agreement. Any such arbitration shall be fully and finally resolved in binding arbitration which shall be conducted in accordance with the rules of the Chartered Institute of Arbitrators rules. The seat of the arbitration shall be Hamilton, Bermuda. The arbitration shall take place before a single arbitrator appointed by the Chartered Institute of Arbitrators (Bermuda Branch). The arbitrator shall not have the authority to modify and change any of the terms of this Agreement or the General Release, except as provided in Section (13) of this Agreement. The arbitrator’s award shall be final and binding upon the Parties. Each Party shall bear his or its own costs incurred by any such arbitration. The arbitrator may require the losing party thereto, as determined by the arbitrator, to bear the costs and fees incurred in any such arbitration, including legal fees and expense. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder within the prior written consent of the Company and you.
19)     Notices. All notices, requests and other communications under this Agreement, the First Release and the Second Release will be in writing (including facsimile or similar writing) to the applicable address (or to such other address as to which notice is given in accordance with this Section (19)).
If to you:        Costas Miranthis
At the address set forth at the top of this Agreement

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With a copy, which shall not constitute notice, to:

Morrison Cohen LLP
909 3rd Avenue, 27th Floor
New York, NY 10022
Attn: Robert M. Sedgwick, Esq.

If to the Company:    PartnerRe Ltd.
Wellesley House South
90 Pitts Bay Road
Pembroke HM 08, Bermuda
Attn: Chief Legal Counsel

Each such notice, request or other communication will be effective only when received by the receiving party.
20)    Transferability.
a)    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in your case) and assigns.
b)    No rights or obligations of the Company under this Agreement may be assigned or transferred by it except that such rights and obligations shall be automatically assigned or transferred pursuant to a merger, amalgamation, consolidation or other combination in which the Company is not the continuing or resulting entity, or a sale or liquidation of all or substantially all of the Company’s business and assets; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company.
c)    None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or by operation of law, except to the extent expressly provided in Section (20)(d) of this Agreement.
d)    You shall be entitled, to the extent permitted under applicable law and applicable plans or programs of the Company or of any other member of the Company Group, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following your death by giving written notice thereof to the Company. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiary, estate, executor or other legal representative.
21)    Counterparts. This Agreement may be executed in counterparts. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.
22)    Employment Agreement; Entire Agreement.
a)    This Agreement sets forth the entire agreement and understanding relating to your employment relationship with the Company; except as set forth in this Section (22) or as provided

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expressly in this Agreement, this Agreement supersedes all prior discussions, negotiations, term sheets, illustrative calculations, proposed arrangements and agreements concerning your employment with the Company and your separation therefrom and may not be amended except by mutual written agreement, executed by the Parties, that specifically identifies the provisions being amended.
b)This Agreement supersedes your Employment Agreement except that Section 5(d) (“Expenses”), Section 9 (“Indemnification”), Section 10 (“Taxes”) and Section 13 (“Property”) of your Employment Agreement and the covenants referred to in Section (10) of this Agreement will remain in effect in accordance with the respective terms thereof.
23)     Representations.
a)    The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) to the best of its knowledge and belief, the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. In the event that the foregoing representation is in any respect false, the Company will promptly and fully indemnify you against any liability, loss, expense or obligation that you incur as a result.
b)    You represent and warrant that (i) to the best of your knowledge and belief, the execution, delivery and performance of this Agreement by you does not violate any applicable law, regulation, order, judgment or decree and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be your valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally. In the event that the foregoing representation is false in any respect, you will promptly and fully indemnify the Company against any liability, loss, expense or obligation that the Company, or any member of the Company Group, incurs as a result.
24)    Miscellaneous
a)    No waiver by any person or entity of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving person or entity and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
b)    The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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c)    You shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company or any other member of the Company Group under this Agreement, and there shall be no offset against amounts or benefits due you under this Agreement or otherwise (except as expressly set forth in Section 4(c), 4(d) or 13(f) of this Agreement) on account of (x) any claim the Company or any other member of the Company Group may have against you except for any outstanding loans to the extent then due and payable by you to the Company or any other member of the Company Group or (y) any remuneration or other benefit earned or received by you after the Separation Date. Any amounts due under this Agreement are considered to be reasonable by the Company and are not in the nature of a penalty.
d)    In the event of any inconsistency between the terms of this Separation Agreement and the terms of any other plan, program, agreement, award document or other arrangement of the Company or any member of the Company Group, the terms of this Agreement shall control.
[Signature Page Follows]

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PARTNERRE LTD.

By:    ______________________________
Title:
Date:    ______________________________

I HAVE READ THIS LETTER AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

COSTAS MIRANTHIS

______________________________

Date:    ______________

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ATTACHMENT A
GENERAL RELEASE

    This release of claims (this “General Release”) is made and entered into by and between PartnerRe Ltd. (together with its successors and assigns, the “Company”), and Costas Miranthis (the “Executive”), in connection with the subject matters covered under the Letter Agreement between the Company and the Executive dated as of January 25, 2015 (the “Separation Agreement”). For the avoidance of doubt all definitions as set out in the Separation Agreement apply herein.
In exchange for the benefits and payments provided to the Executive under the Separation Agreement, which include amounts that the Executive acknowledges he was not entitled to receive in the absence of this General Release:
Executive Release
The Executive warrants, undertakes and represents that he may potentially have claims against the Company and the members of the Company Group or their officers, directors, employees or agents (the “Company Releasees”) (such claims, the “Executive Alleged Claims”); and the Executive has no claims (i) arising out of or relating to the Executive’s employment with the Company and the members of the Company Group and your termination therefrom and (ii) with respect to the Company or any member of the Company Group, of any nature whatsoever (other than any claims expressly referred to in Section 1(c) of this General Release).
1.    (a) The Executive hereby waives the Executive Alleged Claims unconditionally and the Executive Alleged Claims will not be repeated, referred to or pursued either by the Executive or by anyone else on the Executive’s behalf.
(b) The Executive accepts the Separation Payment and the benefits provided under Sections (4)(c) through (e) of the Separation Agreement in full and final settlement of the Executive Alleged Claims and all other legal claims and rights of action (whether under common law or otherwise) in any jurisdiction in the world, howsoever arising (including, but not limited to, breach of contract and wrongful dismissal), which the Executive (or anyone on the Executive’s behalf) has or may have against the Company and any member of the Company Group, or their officers, directors, employees or agents, arising from or relating to his employment by the Company and the members of the Company Group or his termination therefrom and any other matter concerning the Company and the members of the Company Group and that it would not be just or equitable for him to claim or be awarded any further sums with respect thereto (“Executive Legal Claims”). For the avoidance of doubt, an Executive Legal Claim for the purposes of this General Release is limited to any claim for or relating to unfair dismissal, breach of contract, wrongful dismissal, statutory redundancy payment, defamation, sex, race, age, sexual orientation or disability discrimination, harassment, discrimination on the grounds of religion or belief, working time breaches, unlawful deduction from wages, unlawful detriment on health and safety grounds, injury on Company or Company Group

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premises or as a result of the Executive’s employment with the Company and the members of the Company Group, a protective award or any other statutory or common law employment rights which the Executive (or anyone on the Executive’s behalf) has or may have.
(c) The Executive acknowledges that this General Release is intended to include, without limitation, all Executive Alleged Claims and Executive Legal Claims known or unknown that he has or may have against the Company and the Company Releasees through the date of the Executive’s execution of this General Release, as hereinafter defined. Notwithstanding anything in this General Release or elsewhere to the contrary, the Executive expressly reserves and does not release pursuant to this General Release (and the definition of Executive Alleged Claim or Executive Legal Claim will not include) (i) his rights to the vested benefits (including to reimbursement of expenses) he may have, if any, under any Company employee benefit plans and programs, (ii) any Executive Alleged Claim or Executive Legal Claim that arises after the Executive’s execution of this General Release, (iii) any rights that arise under, or are preserved by, the Separation Agreement and (iv) any Executive Alleged Claim or Executive Legal Claim he may have as a holder of the Company’s securities.
(d) The Parties agree that it is a fundamental term of the Separation Agreement and this General Release that the Separation Payment and the benefits provided under Sections (4)(c) through (e) of the Separation Agreement shall at all times be conditional on the Executive’s (or anyone on the Executive’s behalf) complying with Sections (10), (11) and (12) of the Separation Agreement (provided that an inadvertent breach of your obligation of confidentiality or non-disparagement that causes no demonstrable damage to the Company other than that of a trivial or insignificant nature will not be considered a breach of such covenants) and/or refraining from issuing or pursuing any type of employment related proceedings in respect of the Executive Alleged Claims or any other Executive Legal Claim against the Company or any member of the Company Group or their officers, directors, employees or agents (for the avoidance of doubt, Executive Alleged Claims and Executive Legal Claims shall not include any claims expressly referred to in Section 1(c) of this General Release), and whether in an Employment Tribunal, the Supreme Court of Bermuda, the Human Rights Commission, a Magistrates’ Court, any other judicial or quasi-judicial body in Bermuda or any court or tribunal in any jurisdiction in the world.
(e) If the Executive (or anyone on the Executive’s behalf) subsequently issues or pursues such employment-related proceedings barred under Section 1(d) in breach of this General Release, then, subject to any applicable law, the Separation Payment (or any part thereof) paid to the Executive shall be repayable to the Company forthwith on demand, and no further payments of the Separation Payment or benefits under Sections 4(c) through (e) of the Separation Agreement shall be provided; the total sum recoverable, subject to any applicable law, is recoverable as a debt, together with all reasonable costs (including legal fees and expenses) reasonably incurred by the Company and the members of the Company Group (or by any of their officers, directors, employees or agents, as applicable) in recovering the sum and/or in relation to any proceedings so brought by the Executive.
(f) The repayment provisions of this Section 1 shall be without prejudice to the Company’s right to seek further damages from the Executive in respect of the breach referred to in this Section 1 and any other breach of the Separation Agreement.

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Company Release
The Company (on behalf of itself and the members of the Company Group) warrants, undertakes and represents that they may potentially have claims against the Executive (the “Company Alleged Claims”); and the Company and the members of the Company Group have no claims against the Executive of any nature whatsoever (other than any claims expressly referred to in Section 2(b) of this General Release).
2.    (a) The Company (on behalf of itself and the members of the Company Group) hereby waives the Company Alleged Claims unconditionally and the Company Alleged Claims will not be repeated, referred to or pursued either by the Company, any member of the Company Group or anyone else on their behalf.
(b) The Company (on behalf of itself and the members of the Company Group)acknowledges that this General Release is intended to include, without limitation, all Company Alleged Claims known or unknown that it or any member of the Company Group has or may have against the Executive through the date of its execution of this General Release. Notwithstanding anything in this General Release or elsewhere to the contrary, the Company (on behalf of itself and the members of the Company Group) expressly reserves and does not release (and the definition of Company Alleged Claim will not include) (i) any Company Alleged Claim that arises after its execution of this General Release, (ii) any rights that arise under, or are preserved by, the Separation Agreement and (iii) any Company Alleged Claim that is based on any willful or criminal misconduct or on gross neglect.
(c) If the Company or any member of the Company Group (or anyone on their behalf) subsequently issues or pursues any Company Alleged Claim (for the avoidance of doubt, Company Alleged Claims shall not include any claims expressly referred to in Section 2(b) of this General Release) against the Executive in breach of this General Release, then, subject to any applicable law, the Company shall indemnify the Executive against all costs (including legal fees and expenses) reasonably incurred by the Executive in relation to any proceedings so brought by the Company or any member of the Company Group (or anyone on their behalf).
No Admission of Liability
3.    (a) The Executive understands and agrees that this General Release shall not in any way be construed as an admission by the Company or any other Company Releasee of any unlawful or wrongful acts whatsoever against the Executive or any other person.
(b) The Company understands and agrees that this General Release shall not in any way be construed as an admission by the Executive of any unlawful or wrongful acts whatsoever against the Company, any member of the Company Group or any other person.
4.    The Executive acknowledges that he has had more than 30 days business days to consider the terms of this General Release, that he has been advised by the Company to consult with an attorney regarding the terms of this General Release prior to executing it, that he fully understands all of the terms and conditions of this General Release, that he understands that nothing contained herein

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contains a waiver of claims arising after the date of execution of this General Release and that he is entering into this General Release knowingly, voluntarily and of his own free will. He further understands that his failure to sign this General Release and return such signed General Release to the Company, or his revocation of this General Release within 7 days of its execution and delivery to the Company, will render his ineligible for the payments and benefits provided under the Separation Agreement. This General Release will become effective on the 8th day after he signs and returns it to the Chief Legal Counsel of the Company and do not revoke it (the “Effective Date”); provided, however, that this General Release shall become null and void if not countersigned by an authorized officer of Company, and returned to the Executive, within ten (10) days after it is signed by the Executive and delivered to Company.
5.    Sections 17, 21, 23 and 24(b) of the Separation Agreement (relating, respectively, to governing law, counterparts, representations and headings) shall be deemed incorporated into this General Release as it sets forth verbatim herein; provided that reference in those Sections to “this Agreement” shall be deemed to be references to this General Release and that references in those Sections to “you” and “your” shall be deemed to be references to the Executive.

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As evidenced by the signatures below, the Executive and the individual executing this General Release for the Company each certify that he / she has read this have read this General Release and understands and agrees to all of its terms.

The Executive
By:_____________________________	___________________________
Costas Miranthis	Date

The Company
By:____________________________________	___________________________
Name:	Date
Title:

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